CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 33-76894 to Registration Statement Amendment No.38 on Form N-1A of our report dated January 25, 2017, relating to the financial statements and financial highlights of Pioneer Emerging Markets Fund (the "Fund"), appearing in the Annual Report on
Form N-CSR of the Fund for the year ended November 30, 2016. We also consent to the references to us under the headings
"Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
March 24, 2017